Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated May 30, 2025 on the financial statements and financial highlights of Astoria Real Assets ETF, a series of Investment Manager Series Trust II. Such financial statements and financial highlights appear in the 2025 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 9, 2026